Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2003

Penn Treaty American Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0–15972	23-1664166
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 Lehigh Street

Allentown, Pennsylvania  18103

(Address of principal executive offices) (Zip Code)

(610) 965-2222

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.                                                            Other Events.

On February 6, 2003, Penn Treaty announced its intention to close on the commitments to purchase its 6 1/4% Convertible Subordinated Notes due 2008 (the “Notes”) received as of 5:00 p.m. Eastern Time on February 6, 2003.  In order to make the terms of its existing 6 1/4% Convertible Subordinated Notes due 2008 (the “Existing Notes”) consistent with the terms of the Notes, Penn Treaty has determined to amend the indenture under which the Existing Notes were issued to (i) reduce the conversion price of the Notes from $4.50 to $1.75, (ii) to extend the call and mandatory conversion protection from October 15, 2004 to October 15, 2005, (iii) provide each holder of the Notes with the ability to require Penn Treaty to purchase such holder’s Notes in cash at a price equal to 125% of the principal amount of such holder’s Notes plus accrued, but unpaid interest if Penn Treaty has not amended its Articles of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of the Notes and the Existing 2008 Notes into common stock by May 27, 2003, and (iv) permit holders electing to convert all or a portion of their Notes prior to October 15, 2005 to receive the interest that would have been otherwise earned on such Notes between the date of such conversion and October 15, 2005 discounted to present value utilizing a rate of 6.25% simple interest over a 360-day year.  In the event of such early conversion, Penn Treaty may, in its sole discretion, elect to make such interest payments in cash or in shares of Penn Treaty common stock based on 90% of the average closing prices of the common stock on the five trading days immediately preceding the conversion date.  Penn Treaty intends to amend the indenture under which the Existing Notes were issued following settlement on its offering of the Notes.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION

February 12, 2003	By:	/s/ Cameron B. Waite
Cameron B. Waite,
Chief Financial Officer